Exhibit 10.32

Confidential Offer Letter

March 23, 2015

Barry Duke

1608 Hugh Forest Drive

Charlotte, NC 28270

Dear Barry,

Collegium Pharmaceutical, Inc. is very pleased to present you with the following offer to join our organization. This letter outlines our offer as described below. We consider this position to be very important to our Company’s success. As we continue to grow, we believe this position will offer you the opportunity for professional growth while allowing you to make contributions which will further the Company’s goals.

Position Title:	EVP and Chief Commercial Officer

Responsibilities:

Commercial Strategy: Lead and direct the development and successful implementation of commercial strategic plans for Collegium’s novel portfolio of products. Position Collegium to capitalize on all future commercial opportunities.

Build Commercial Organization: Including, sales, marketing, contracting and operations functions

Sales: Develop aggressive but attainable future sales forecasts and oversee the tracking of sales achievements against forecasts. Deliver on financial commitments for the business with a focus on driving sales growth and financial returns.

Profitability: Full P&L responsibility for the commercial organization

Investor Relations: Participate as part of management team in investor related activities including any fund raising and investment conferences.

General Management: Create a performance-based team culture with clear accountability and a sense of urgency for achieving results. Effectively build and develop a strong commercial team, providing strong leadership in the recruitment, development, and retention of high-performing sales and marketing teams

Reports to:	CEO

Compensation:	Starting annual salary of $325,000 (paid bi-weekly)

780 Dedham Street, Suite 800 • Canton, MA • 02021 | tel 781.713.3600 | fax 781.828.4697 |

Bonus:	Eligible to receive up to 40% of base salary upon achieving agreed upon performance objectives. You will eligible for participation in 2015 bonus program on a pro rata basis.

Stock Options:

You will be granted an option to purchase 500,000 shares at fair market value. You will participate in the Company’s management equity plan and be eligible for future grants as approved by the Company’s compensation committee. A copy of the Company’s Stock Option Plan will be provided to you.

Benefits:	Vacation/Sick Time — You will be entitled to four (4) weeks of accrued vacation & sick time per year.

Health & Dental Insurance — You will have the opportunity to participate in the Company’s group health insurance (BCBS of Massachusetts) and dental insurance (Delta Dental) plans as well as an HSA (Health Savings Account).

401 K Plan — The Company offers a 401(k) plan in which you will be eligible to participate upon completion of three (3) full calendar months of employment.

Group Life, STD & LTD Insurance — Per the company plan, currently at no cost to the employee.

Relocation Benefit- $75,000 to be paid in 2 installments ($37,500 upfront after 30 days of employment, and $37,500 in 6 months). This money can be used at your discretion but is intended to cover all relocation-related costs including closing costs, moving costs, travel, housing, etc. Should you voluntarily leave the company within 12 months of your start date this money must be repaid to the Company.

Start Date:	March 30, 2015

Office Location:	Canton, MA

The Company requires that you execute our standard Employee Confidentiality and Inventions Agreement and comply with all Federal and State employment laws and regulations. All company employment offers are subject to a standard 90-day probationary period.

If the terms of this offer are acceptable, please indicate by signing and returning this letter to me. Please feel free to contact me if you have any questions. We look forward to having you join our team.

Best Regards,

Michael T. Heffernan
President & CEO

/s/ Michael T. Heffernan	Accepted by:	/s/ Barry S. Duke
Authorized Signature	Date:	3/23/15